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                                                                   Exhibit 23.2

To the Board of Directors
Professional Farmers of America, Inc. and
Professional Market Management, Inc.
Cedar Falls, Iowa

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-56563), dated July 15, 1998, of our report, dated January 20, 1998 (except for Note 7 as to which the date is April 2, 1998) on the combined financial statements of Professional Farmers of America, Inc. and Professional Market Management, Inc. as of and for the years ended December 31, 1996 and 1997. We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

McGLADREY & PULLEN, LLP

Des Moines, Iowa

July 15, 1998